EXHIBIT 10.20



                          FINANCIAL ADVISORY AGREEMENT

         THIS FINANCIAL ADVISORY AGREEMENT ("Agreement") is made and entered into on this the _____ day of September, 2004, by and between HFG INTERNATIONAL, LIMITED, a Hong Kong corporation ("HFG"), and SHENZHEN BAK BATTERY CO., LTD., a company organized under the laws of The People's Republic of China (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Restructuring, the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged;

         NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. HFG's working range: As of the date hereof, HFG hereby agrees to be retained by the Company as a financial advisor. The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:

A.       Restructuring and Going Public Transaction

                  (i) consult on the development and implementation of a restructuring plan (the "Restructuring") resulting in an organizational structure that will allow the Company to complete the Going Public Transaction;

                  (ii)  Assist  the   Company  in  engaging  in  the   qualified
         professionals for the purpose of completing the restructuring and Going Public Transaction and be responsible for the coordination and communication;

                  (iii) assist the Company in capital raising activity whose minimum offering is $15 million as permitted by applicable law and in accordance with the terms of that certain Financing Agreement dated as of even date herewith (the "Financing Agreement");

                  (iv) assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation domiciled in the United States of America and quoted on the "OTC BB" (a "Going Public Transaction")


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B.       Post Transaction Period



                  (i) Coordinate and supervise a training program for the purpose of facilitating new management's operation of the Public Company;

                  (ii)  Assist  the   Company  in  engaging  in  the   qualified
         professionals for the purpose of listing and be responsible for the coordination and communication;

                  (iii) facilitate, to the extent necessary, the preparation of an information statement to be filed with the SEC to change the Public Company's name and to in turn assist in obtaining a new CUSIP number and stock symbol for the Public Company;

                  (iv) Assist in developing and implementing the Public Company's investor relations efforts, which shall include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; (b) creating a complete investor relations strategy to be implemented in English and Chinese; and (c) assisting in the preparation and dissemination of press releases. The Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by the Public Company will be the sole responsibility of the Public Company;

                  (v) Facilitate the Public Company to list on national Exchanges, including AMEX or Nasdaq.;

                  (vi) HFG agrees to render the Company the list to clarify the procedure and estimated expenses necessary in Post Transaction Period, and have the aforesaid list enclosed therewith upon the execution of this agreement as the attachment;

2. The company's major obligation

A. The Company agrees to pay $400,000 for the cost of the Shell company which will be deducted from the investment invested by HFG of $ 1 million upon the consummation of reverse merger.

B. Following the closing of the Going Public Transaction, the Company shall be responsible for the payment of all fees associated with the Company's investor relations.

C. Unless otherwise agreed upon by the parties, following the closing of the Going Public Transaction, the Company shall be responsible for the payment of all fees associated with operating a publicly traded corporation and complying with both federal securities laws and rules and regulations promulgated by applicable stock exchanges or quotation mediums.

D.       Other   responsibilities   mutually  agreed  by  the  parties  in  this
         agreement.

3.       Representations and Covenants of the Company

         The Company represents and covenants as follows:

                  (a) The Company shall make available to HFG and/or shall agree to have professionally prepared all financial statements, projections, appraisals, performance summaries and other information which in HFG's reasonable judgment shall be necessary or appropriate for the respective Transactions contemplated hereby.

                  (b) The Company represents, warrants and agrees that, except as required by law or legal process it will keep confidential, and will not disclose to any third party (other than the Company's representatives, attorneys, accountants and advisors), (i) the amount of any fees and expenses contemplated by the Agreement and (ii) the advice rendered by HFG whether formal or informal.

                  (c) During the term of this Agreement, the Company grants to HFG a right of first refusal to exclusively act as the Company's or the Public Company's consultant regarding any desired capital raising transactions, and to receive such compensation as may be agreed to by the parties and that shall be permitted by applicable law. Neither the Company nor the Public Company shall enter into discussions with any third party regarding future financings until HFG has stated in writing that it has no desire to participate in such transaction.

4. Authorization Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, the restructured company or the Public Company.

         It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein ..In addition, the Company agrees that it will not hold HFG liable or responsible in the event that either the Restructuring or the Going Public Transaction is not consummated due to the Company's act, and, the sole responsibility of the Company is to solicit and pay legal and accounting fees incurred by either the Company, the restructured company or the Public Company in connection with the transactions and matters referenced herein.

5. Authorization Period. HFG's engagement hereunder shall become effective on the date hereof (the "Effective Date") and will automatically terminate (the "Termination Date") on the first to occur of the following: (a) the Company's breach of one of the covenants set forth in Section 3 hereof or (b) twelve months from the Effective Date. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing. This Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with either the Restructuring or the Going Public Transaction

6. Investment and Professionals. HFG or affiliated entities will invest $1,000,000 USD (the "Investment") in the Company under agreed upon terms and at an agreed upon time. The Investment will be used by the Company to pay all fees and expenses incurred by the Company in connection with completing the Going Public Transaction. HFG shall introduce the Company to US securities counsel who shall in turn be engaged by the Company for the purpose of completing the Going Public Transaction. HFG shall also introduce and the Company shall in turn engage an independent audit firm.

         The sole responsibility of the Company is to pay for the audit and legal fees before the Public Company's stocks are approved to trade on OTCBB, and the Company has not obligation to pay any other fees except the aforesaid fees. Unless otherwise agreed, the investment of $1 million shall not be returned or refunded required by HFG in any form.

         The parties hereby mutually agrees that upon the closing of the Going Public Transaction and stock of the Public Company's stocks trading on OTCBB, the current stockholders of the Company will acquire control of 76.2% of the issued and outstanding common stock of the Public Company, leaving 3.8% of the issued and outstanding common stock of the Public Company to be held by persons other than the current stockholders of the Company including HFG, the investor of $1 million investment and the original shareholders of shell company, and the other 20% of issued and outstanding common stock of the Public Company to be held by investors who have invested $20 million.

         HFG agrees that all the stocks held by HFG and affiliated entities under the agreed terms to invest $1 million shall not be traded or transferred in any form before the Company's listing on NASDAQ.

7. Due Diligence and Auditabilty. HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG's sole satisfaction that the Company is a suitable candidate for the Going Public Transaction. The Company shall also have the right to perform a due diligence investigation of the public company and shall be under no obligation to enter into the Going Public Transaction if it determines that there exists a material and non-curable due diligence matter.

HFG shall assist the Company in engaging in the independent auditing firm agreed by HFG for the purpose of completing the restructuring and Going Public Transaction and listing, and the Company agrees to pay the audit fees in advance. If there are not a material and non-curable impediment in such audited financial statements prepared, the audit fees will be reimbursed by the 1 million USD invested by HFG. HFG hereby acknowledges that the Company has the right to use the 1 million USD upon the consummation of auditing.

8. Termination HFG hereby acknowledges that the consummation of the financing is simultaneous to the closing of the Going Public Transaction. The Company has the right to terminate this agreement and the process of the Going Public Transaction in the event that HFG fails to provide the $ 14 million investment under the agreed financing terms. The company will not be liable, compensate HFG and the Company will not pay any preliminary expenses for the termination of the agreement under this agreed condition. The Company shall execute the Merger and Acquisition Agreement upon the closing of the $ 15 million investment and shall not terminate the aforesaid agreement.

9. Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee.

         It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the Agreement in Chinese shall be valid.



         WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      HFG:

                                                  HFG International, Limited



                                                  By:  /s/
                                                      Timothy P. Halter,
                                                  Its:President

                                                  The Company:

                                                  Shenzhen BAK Battery Co., Ltd.



                                                  By:  /s/
                                                  Name:Li Xiangqian
                                                  Its:President






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

BAK Estimated Reverse Merger Expenses prior to Nasdaq

Please note that the following are estimates and that final numbers may vary.

OTCBB
Description                                 Fee                         Comments
-----------                                 ---                         --------

1) Initial Audit Fee                        $200,000 - $250,000

2) Chinese Legal Counsel                    $

3) US Legal Counsel (reverse merger)        $100,000

4) US Legal (SB-2 registration Statement)   $ 50,000                    Investor Requirement

5) Shell Cost                               $400,000

6) Annual Audit expense                     $150,000 - $200,000

7) Annual Legal fees                        $100,000

8) Independent Directors Annual             $10,000 - $30,000           Cash, stock, options or combination


9) Annual D&O Insurance                     $50,000 - $75,000

10) Nasdaq Initial Listing_                 $125,000                    Ongoing annual is $39,000

--------------
11) PR Budget                               $250,000
(
12) Annual 404 Expenses                     $100,000 - $125,000

13) Miscellaneous (Printing, transfer       $ 10,000
    agent, postage etc.)